Registration No. 333-
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                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                     FORM S-8
                              REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933

                            THE SPORTSMAN'S GUIDE, INC.
             (Exact name of registrant as specified in its charter)


          Minnesota                                    41-1293081
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)


         411 Farwell Avenue
     South St. Paul, Minnesota                             55075
(Address of principal executive offices)                (Zip Code)


                            THE SPORTSMAN'S GUIDE, INC.
                              1999 STOCK OPTION PLAN
                             (Full title of the plan)


                                     Gary Olen
                        Chairman and Chief Executive Officer
                             The Sportsman's Guide, Inc.
                                 411 Farwell Avenue
                          South St. Paul, Minnesota 55075
                      (Name and address of agent for service)

                                  (651) 451-3030
        (Telephone number, including area code, of agent for service)

                   CALCULATION OF REGISTRATION FEE
                                       Proposed           Proposed
Title of Securities   Amount to be  Maximum Offering  Maximum Aggregate
 to be Registered      Registered   Price per Share     Offering Price
Common Stock,
$.01 par value.....   600,000 shares     $5.0625(1)      $3,037,500(1)

   Amount of
Registration Fee
$845(1)

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933 and calculated upon the basis of the average of the high and low prices reported on the Nasdaq National Market on June 15, 1999.
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



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                              PART I

      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

Item 2.   Registrant Information and Employee Plan Annual
          Information.

     The information required by Part I to be contained in the
Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 and the Note to Part I of Form S-8.


                             PART II

      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed by The Sportsman's Guide, Inc.
(the "Company") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1999.

     2. The Company's Quarterly Report on Form 10-Q for the fiscal period ended April 4, 1999.

     3.   The Company's Current Report on Form 8-K dated May 11,
     1999.

     4. The description of the shares of Common Stock of the Company contained in the Company's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the
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extent that a statement contained herein or in any other
subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     The legality of the shares of Common Stock offered pursuant to the Company's 1999 Stock Option Plan is being passed upon for the Company by Chernesky, Heyman & Kress P.L.L., Dayton, Ohio. Ralph
E. Heyman, a partner of Chernesky, Heyman & Kress P.L.L., owns 1,000 shares of Common Stock for his own account and holds an aggregate of 382,725 shares of Common Stock as trustee of various trusts for the benefit of Vincent W. Shiel and Helen M. Shiel and their children and grandchildren. Mr. Heyman also shares voting and dispositive power over 522,000 shares of Common Stock held by the Vincent W. Shiel Family Limited Partnership and the Helen M. Shiel Family Limited Partnership of which he expressly disclaims beneficial ownership.

Item 6.   Indemnification of Directors and Officers.

     Under Section 302A.521 of the Minnesota Business Corporation Act ("MBCA"), unless the articles of incorporation or bylaws otherwise provide, a corporation is required to indemnify its directors, officers and employees against judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) incurred in connection with legal proceedings if (i) they have not been indemnified by another organization, (ii) they acted in good faith, (iii) they received no improper personal benefit,
(iv) in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful and (v) generally speaking, they reasonably believed their conduct to be in the corporation's best interests. A corporation shall advance expenses if the director, officer or other individual furnishes a written affirmation of his or her good faith belief that he or she has met the applicable statutory standards for indemnification, he or she furnishes a written undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation and a determination is made that the facts then known would not preclude indemnification. The registrant's Bylaws provide indemnification to directors, officers, employees and agents to the full extent permitted by the MBCA.

     Under Section 302A.521, a corporation may purchase and maintain insurance on behalf of a person in that person's official capacity against any liability asserted against and incurred by the
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person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of that section. The registrant maintains directors and officers liability insurance coverage.

     Section 302A.251 of the MBCA permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director through a provision in the corporation's articles of incorporation, except liability for (i) breach of a director's duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful distributions or violations of the Minnesota securities laws, (iv) any transaction from which the director derived an improper personal benefit or (v) any act or omission occurring prior to adoption of the provision in the articles providing for such limitation of liability. The registrant's Articles of Incorporation provide that, to the fullest extent permitted by the MBCA, a director shall not be liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

     See Exhibit Index on Page 8.

Item 9.   Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by section
10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate,
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the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant
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
in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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
                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South St. Paul, State of Minnesota, on June 17, 1999.


                                   THE SPORTSMAN'S GUIDE, INC.



                                   By: GARY OLEN
                                       Gary Olen
                                       Chairman and Chief
                                       Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                Capacity                Date

GARY OLEN                Chairman, Chief Executive
Gary Olen                Officer and Director (principal
                         executive officer)

CHARLES B. LINGEN        Senior Vice President of Finance,
Charles B. Lingen        Chief Financial Officer, Secretary,
                         Treasurer and Director (principal
                         financial and accounting
                         officer)

GREGORY R. BINKLEY       President, Chief Operating Officer
Gregory R. Binkley       and Director

VINCENT W. SHIEL*        Director
Vincent W. Shiel

MARK F. KROGER*          Director                 June 17, 1999
Mark F. Kroger

LEONARD M. PALETZ*       Director
Leonard M. Paletz

WILLIAM T. SENA*         Director
William T. Sena

*By:GARY OLEN
    Gary Olen, Attorney-in-Fact
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
                         EXHIBIT INDEX

Exhibit

 4.1      Specimen of the registrant's Common Stock certificate
          (incorporated by reference to Exhibit 4.1 to Amendment
          No. 1 to Form S-18 Registration Statement No. 33-4496C filed May 8, 1986)

 4.2 Rights Agreement dated as of May 11, 1999 between the registrant and Norwest Bank Minnesota, N.A., as Rights Agent, which includes as Exhibit A the form of Rights Certificate (incorporated by reference to Exhibit 4.1 to Form 8-K dated May 11, 1999, File No. 0-15767)

 5.1      Opinion of Chernesky, Heyman & Kress P.L.L.

23.1      Consent of Grant Thornton LLP

23.2      Consent of Chernesky, Heyman & Kress P.L.L. (included in
          Exhibit 5.1)

24.1 Powers of attorney of each person whose name is signed to this registration statement pursuant to a power of attorney

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